Exhibit 10.16

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXECUTION VERSION

INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”), dated as of October 31, 2019 (the “Closing Date”), is by and between Oncimmune Limited, a private limited company incorporated under the laws of England and Wales (“Licensor”), and Biodesix, Inc., a Delaware corporation (“Licensee”). Each of Licensor and Licensee are sometimes referred to herein as a “Party” or collectively as the “Parties”. Capitalized terms used and not defined herein will have the same meaning as ascribed to such terms in the APA (as defined herein).

RECITALS:

1. Licensor’s Subsidiary Oncimmune (USA) LLC (“Oncimmune USA”) is engaged in the Business.

2. Pursuant to that certain Asset Purchase Agreement by and between Licensor and Licensee, dated as of June 27, 2019 (the “APA”), Licensee will acquire and assume from Licensor all of the Acquired Assets and Assumed Liabilities, all on the terms and subject to the conditions set forth in the APA.

3. Concurrently with the execution of the APA, Licensor and Licensee entered into that certain Purchase and Commercialization Agreement, dated as of June 27, 2019 (the “PCA”), which provides for, among other things, certain commercial arrangements between the Parties, and agreements with respect to development.

4. Licensor will retain certain intellectual property rights in and to the Licensed Intellectual Property (as defined herein) related to the Business, and Licensor desires to grant to Licensee the exclusive rights to use the Licensed Intellectual Property solely in the Licensed Field in the Territory (each as defined herein) on the terms and subject to the conditions of this Agreement.

5. Licensee desires to obtain such intellectual property rights under the Licensed Intellectual Property from Licensor on the terms and conditions of this Agreement.

6. Licensor may in the future obtain certain intellectual property rights in the Licensor Developed Intellectual Property (as defined herein) related to the Business as conducted by Licensee after the Closing and Licensor desires to grant to Licensee the exclusive rights to use the Licensor Developed Intellectual Property solely in the Licensed Field in the Territory.

7. Licensee desires to obtain such intellectual property rights under the Licensor Developed Intellectual Property from Licensor on the terms and conditions of this Agreement.

8. Licensee may in the future obtain certain intellectual property rights in the Licensee Developed Intellectual Property (as defined herein), and Licensee desires grant to Licensor the exclusive rights to use the Licensee Developed Intellectual Property in any and all fields but excluding in the Licensed Field in the Territory.

9. Licensor desires to obtain such intellectual property rights under the Licensee Developed Intellectual Property from Licensee on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration (including the promises and covenants set forth herein), the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.	Definitions.

1.1 “Continued Operations” means, after giving effect to the transactions provided for in the APA, (a) worldwide ownership and operation of the Test with respect to the lung (except for the United States); and (b) worldwide development of the autoantibody assay platform, currently known as “EarlyCDT,” incorporated into the Test for other non-lung applications, including all other solid tumor types.

1.2 “Know-How” means all trade secrets, know-how, technical and other information which is not in the public domain, including information comprising or relating to discoveries, inventions, data, designs, formulations, formulae, manufacturing and production processes, techniques, research and development, technology, drawings, specifications, designs, plans, proposals, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, customer and supplier lists and information, development tools, algorithms, software, drawings, prototypes, discoveries, methods, assays, research plans, procedures, designs for experiments and tests, results of experimentation and testing (including results of research or development), processes (including manufacturing processes, specifications and techniques), laboratory records, chemical, pharmacological, toxicological, pre-clinical, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to and information from ethical committees and regulatory authorities, and know-how, in whatever form originally created or thereafter stored (including hard copy, electronically, digitally, photographically, or other form) and whether or not patentable or registerable, and all trade secret rights in any of the foregoing.

1.3 “Licensed Field” means use of the Test for the risk stratification of indeterminate pulmonary nodules in patients; provided, that the Screening Indication (as defined in the PCA) shall only be included in the Licensed Field upon exercise of the Screening Option (as defined in the PCA) pursuant to the PCA.

1.4 “Licensed Intellectual Property” means Licensed Patents and Licensed Know-How.

1.5 “Licensed Know-How” means Know-How related to the Licensed Field that is owned by Licensor or for which Licensor has obtained rights (to the extent such rights are sublicensable) and that is necessary for or used by Licensor to practice in the Licensed Field in the Territory as of the Closing Date.

1.6 “Licensed Patents” means the patents and patent applications listed on the attached Appendix 1. To the extent it is discovered that Licensor owns additional patents (other than (a) those listed on Appendix 1 and (b) those that are the subject of the separate Intellectual Property Assignment Agreement executed by the Parties) that are necessary for or used by Licensor to practice in the Licensed Field in the Territory as of the Closing Date, the parties agree to amend Appendix 1 to include such patents.

1.7 “Licensee Developed Intellectual Property” means any and all Intellectual Property developed by Licensee that is solely related to one or more of: (i) the Test; (ii) the operation of the Test by Licensee after the Closing, (iii) the use of the Test for the Licensed Field, (iv) use of the Test for the Screening Indication; or (v) the Continued Operations.

1.8 “Licensor Developed Intellectual Property” means any and all: (a) patents applied for and issued to Licensor from the United States Patent and Trademark Office after the Closing Date that would be necessary for or used by Licensee to practice in the Licensed Field in the Territory; and (b) Know-How developed by Licensor after the Closing Date that would be necessary for or used by Licensee to practice in the Licensed Field in the Territory.

1.9 “Territory” means the United States, its territories and possessions.

2.	License Grant.

2.1 Grant of Rights to Licensed Intellectual Property. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a limited, exclusive (including as to Licensor), sublicensable (only as permitted under Section 6 herein), non-transferable (except as permitted under Section 6 herein), fully paid-up, royalty-free license to the Licensed Intellectual Property in the Licensed Field in the Territory. Such license shall entitle Licensee to use and exploit the Licensed Intellectual Property solely in the Licensed Field in the Territory. Licensor shall retain all rights to use and exploit the Licensed Intellectual Property in the Licensed Field outside the Territory.

2.2 Grant of Rights to Licensor Developed Intellectual Property. Subject to the terms and conditions of this Agreement, Licensor agrees to grant and hereby grants to Licensee a limited, exclusive (including as to Licensor), sublicensable (only as permitted under Section 6 herein), non-transferable (except as permitted under Section 6 herein), fully paid-up, royalty-free license to the Licensor Developed Intellectual Property solely in the Licensed Field in the Territory. Such license shall entitle Licensee to use and exploit the Licensor Developed Intellectual Property solely in the Licensed Field in the Territory. Licensor shall have all rights to use and exploit the Licensor Developed Intellectual Property in the Licensed Field outside the Territory.

2.3 Grant of Rights to Licensee Developed Intellectual Property. Notwithstanding anything to the contrary, Licensee agrees to grant and hereby grants to Licensor a fully paid-up, exclusive, perpetual, worldwide, royalty-free license to the Licensee Developed Intellectual Property in any and all fields but excluding in the Licensed Field in the Territory. Pursuant to the terms of the PCA, should Licensee exercise the Screening

Option, the license granted under this Section 2.3 shall also exclude the right to exploit the Licensee Developed Intellectual Property with respect to the Screening Indication in the Territory.

2.4 No Implied License. Except for the rights and licenses specified in Sections 2.1 and 2.2 of this Agreement, no license or other rights are granted to Licensee under any intellectual property of Licensor, whether by implication, estoppel, or otherwise. Except for the rights and licenses specified in Section 2.3 of this Agreement, no license or other rights are granted to Licensor under any intellectual property of Licensee, whether by implication, estoppel, or otherwise.

2.5 Clarification. The Parties agree that nothing in this Agreement shall be construed as limiting Licensor’s ability to use and exploit (i) the Licensed Intellectual Property, (ii) the Licensor Developed Intellectual Property, and (iii) the Licensee Developed Intellectual Property worldwide in any and all fields, including (but not limited to) the Continued Operations, but excluding in the Licensed Field in the Territory and, if applicable, the Screening Indication Field in the Territory. After the Closing, Licensor shall (i) continue to use and exploit the Licensed Intellectual Property and (ii) if developed, use and exploit the (a) the Licensor Developed Intellectual Property, and (b) the Licensee Developed Intellectual Property, in any and all fields, including (but not limited to) the Continued Operations, but excluding in the Licensed Field in the Territory and, if applicable, the Screening Indication Field in the Territory. Any and all rights granted to Licensee hereunder are solely limited to the Licensed Field in the Territory and, if applicable, to the Screening Indication Field in the Territory.

3.	Prosecution and Enforcement of Developed Intellectual Property.

3.1 Prosecution.

a. For purposes of this section, the terms “prosecution” and “maintenance” (including variations such as “prosecute” and “maintain”) shall mean, (i) with respect to a trademark or trademark application, the preparing, filing, prosecution, and maintenance of such trademark or trademark application, as well as renewals, petitions to cancel, oppositions, or other similar proceedings, and (ii) with respect to a patent or patent application, the preparing, filing, prosecution, and maintenance of such patent or patent application, as well as re-examinations, reissues, requests for patent term extensions, interferences, post-grant proceedings, or other similar proceedings.

b. Licensor will control the prosecution and maintenance of all Licensed Intellectual Property and Licensor Developed Intellectual Property, including being responsible for all fees and costs associated therewith. Licensee will control the prosecution and maintenance of all Licensee Developed Intellectual Property, including being responsible for all fees and costs associated therewith. Licensor and Licensee agree to make reasonable and good faith efforts to keep the other Party generally apprised of the status of prosecution and maintenance activities with respect to the above-referenced intellectual property as it relates to the Licensed Field in the Territory that each Party respectively controls.

3.2 Enforcement.

a. Licensee shall have the right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Licensed Intellectual Property or Licensor Developed Intellectual Property in (i) the Licensed Field in the Territory, and (ii) the Screening Indication Field in the Territory (but only if Licensee exercises its option to the Screening Indication Field pursuant to the terms of the PCA and Section 2.4 of this Agreement), each at Licensee’s own expense and by counsel of its own choice.

b. Licensor shall have the right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Licensee Developed Intellectual Property in any field excluding the Licensed Field in the Territory, at Licensor’s own expense and by counsel of its own choice (and also excluding the Screening Indication Field in the Territory in the event Licensee exercises its option to the Screening Indication Field pursuant to the terms of the PCA and Section 2.4 of this Agreement).

c. In the event any Party initiates such an infringement action regarding the Licensed Intellectual Property, the Licensor Developed Intellectual Property, or the Licensee Developed Intellectual Property (the “Initiating Party”), the other Party agrees to make good faith and commercially reasonable efforts to cooperate with the Initiating Party with respect such infringement action and to assist in enforcement of such intellectual property. If the Initiating Party is required by law or a court or other government agency to join the other Party as a party plaintiff in order to bring such infringement action, the other Party agrees to join such action at the Initiating Party’s expense. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any damages or other recovery realized as a result of such action, in excess of expenses and costs incurred by the Initiating Party for such action, shall be retained by the Initiating Party.

d. Except as otherwise stated herein, the owner of the Licensed Intellectual Property, Licensor Developed Intellectual Property, or Licensee Developed Intellectual Property shall otherwise have all enforcement rights associated with such intellectual property, but no obligations with respect to the other Party that is merely a licensee of such intellectual property.

4.	Term. This Agreement will commence on the Closing Date.

4.1 Licensed IP Term. The license granted to Licensee under the Licensed Intellectual Property pursuant to Section 2.1 of this Agreement will continue in effect until the expiration, lapse, abandonment or invalidation of the last valid claim of the Licensed Patents (the “Licensed IP Term”), unless sooner terminated as provided in this Agreement. Upon natural expiration of the Licensed IP Term, Licensee’s license under the Licensed Know-How pursuant to Section 2.1 of this Agreement shall convert to a fully paid-up, nonexclusive, perpetual, irrevocable, royalty-free license in the Licensed Field in the Territory. For the sake of clarity, Licensee shall only obtain a license to exploit Licensed Intellectual Property with respect to the Screening Indication should Licensee exercise the Screening Indication Option pursuant to the terms of the PCA.

4.2 Licensor Developed IP Term. The license granted to Licensee under the Licensor Developed Intellectual Property pursuant to Section 2.2 of this Agreement will continue in effect until the expiration, lapse, abandonment or invalidation of the last valid claim of any patent included in the Licensor Developed Intellectual Property (the “Licensor Developed IP Term”), unless sooner terminated as provided in this Agreement. Upon natural expiration of the Licensor Developed IP Term, Licensee’s license under any Know-How included in the Licensor Developed Intellectual Property pursuant to Section 2.2 of this Agreement shall convert to a full paid-up, non-exclusive, perpetual, irrevocable, royalty-free license in the Licensed Field in the Territory. For the sake of clarity, Licensee shall only obtain a license to exploit Licensor Developed Intellectual Property with respect to the Screening Indication should Licensee exercise the Screening Indication Option pursuant to the terms of the PCA.

4.3 Licensee Developed IP Term. The license granted to Licensor under the Licensee Developed Intellectual Property pursuant to Section 2.3 of this Agreement shall continue in perpetuity, unless sooner terminated as provided in this Agreement (the “Licensee Developed IP Term”).

5.	Termination and Effect of Termination.

5.1 Termination. This Agreement shall automatically and immediately terminate upon:

a. termination or expiration of the PCA;

b. either Party (i) becoming generally unable to pay its debts as they become due, (ii) filing or having filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becoming subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law (and such petition or proceeding not being dismissed within [***] days of the commencement of such petition or proceeding), (iii) seeking reorganization, arrangement, adjustment, winding-up, liquidation or dissolution (except for any group reorganization or solvent reconstruction), (iv) making or seeking to make a general assignment for the benefit of its creditors, or (v) applying for or having a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

c. material breach of the PCA by Licensee, which breach is not cured within [***] days of notification of the breach (or cannot be cured);

d. written notice from a Party in the event that the other Party materially breaches (i) this Agreement or (ii) that certain Intellectual Property Assignment Agreement by and between Licensor and Licensee, dated the date hereof, and fails to cure such breach within [***] days after the receipt of a notice of such breach.

5.2 Effect of Termination. Upon termination of this Agreement:

a. all rights and obligations granted, conveyed, or transferred from Licensor to Licensee under this Agreement, including those rights granted under Sections 2.1 and 2.2, shall automatically and immediately terminate;

b. the PCA shall automatically and immediately terminate; and

c. all rights in, to, and under the Licensee Developed Intellectual Property shall automatically and immediately transfer to Licensor.

Upon termination of this Agreement, Licensee agrees to, and irrevocably does, assign, transfer, convey, deliver, and set over to Licensor, and its successors, assigns, and other legal representatives, all of Licensee’s right, title, and interest in, to, and under the Licensee Developed Intellectual Property. Upon termination of this Agreement, Licensee agrees to assist Licensor in the preparation and execution of all documents necessary to perfect ownership transfer of the Licensee Developed Intellectual Property from Licensee to Licensor.

5.3 Power of Attorney. Upon termination of this Agreement, Licensee hereby appoints Licensor as its attorney-in-fact, with full power and authority in the place and stead of Licensee and in the name of Licensee, or otherwise, to take any action and to execute any instrument consistent with the terms of this Agreement that Licensor may deem necessary or advisable to accomplish the purposes hereof (but Licensor will not be obligated to and will have no liability to Licensee or any third party for failure to so do or take action). Licensor will use commercially reasonable efforts to provide notice to Licensee prior to taking any action taken in the preceding sentence, provided that failure to deliver such notice shall not limit Licensor’s right to take such action or the validity of any such action. The foregoing grant of authority is a power of attorney coupled with an interest.

6.

Assignment. The rights and obligations of the Parties hereunder shall insure to the benefit of, and shall be binding upon, their respective permitted successors and assigns. This Agreement may not be assigned by Licensor or Licensee without the prior written consent of the other Party. Licensee shall not assign, sublicense, or otherwise transfer (by operation of law or otherwise) any of its rights or obligations under this Agreement to any Third Party, including any of the Licensed Intellectual Property or the Licensor Developed Intellectual Property, in whole or in part, without the prior written content of Licensor, which consent is in the absolute discretion of Licensor. Licensee shall not assign, license, or otherwise transfer (by operation of law or otherwise) any of its rights under the Licensee Developed Intellectual Property, in whole or in part, without the prior written content of Licensor, which consent is in the absolute discretion of Licensor. Notwithstanding anything to the contrary, Licensee shall have the right to assign this Agreement without Licensor’s prior written consent (a) to an Affiliate, provided that Licensee shall remain liable and responsible to Licensor for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with the transfer or sale of Licensee or all or substantially all of the business or assets of Licensee relating to the subject matter of this Agreement to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. For the avoidance of doubt, any permitted assignment or transfer (by operation of law or otherwise) shall not relieve the assignee or successor from the obligations and restrictions with respect to any additional proposed assignment or transfer in this Section 6.

7.

WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION OR OTHER PROCEEDING BROUGHT BY ANY PARTY TO THIS AGREEMENT AGAINST ANY OTHER PARTY OR PARTIES TO THIS AGREEMENT WITH RESPECT TO ANY MATTER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH OR RELATED TO THIS AGREEMENT OR ANY PORTION OF THIS AGREEMENT, WHETHER BASED UPON CONTRACTUAL, STATUTORY, TORTUOUS OR OTHER THEORIES OF LIABILITY. EACH PARTY REPRESENTS THAT IT HAS CONSULTED WITH COUNSEL REGARDING THE MEANING AND EFFECT OF THE FOREGOING WAIVER OF ITS RIGHT TO A JURY TRIAL

8.

Dispute Resolution and Notice. Any claim, controversy, or other matter in question arising from this Agreement will be resolved pursuant to the dispute resolution provisions set forth in Section 11 of the PCA, except any claim, controversy or other matter in question relating to the scope, validity, enforceability, inventorship or ownership of any patent shall be submitted to any court of competent jurisdiction. In the event a party recovers damages in respect of a claim under an agreement between the parties hereto related to the transactions completed hereby, (i) no other party will be entitled to recover with respect to the same claim and (ii) such party which recovers damages shall be barred from recovery with respect to the same claim under any other agreement between the parties hereto related to the transactions contemplated hereby. All notices between Licensor and Licensee will be governed by the provisions set forth in Section 13.6 of the APA.

9.

Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws). Both parties consent to the non-exclusive personal jurisdiction of all U.S. federal and Delaware state courts sitting within the territory of the U.S. District Court, District of Delaware, for resolving any disputes arising out of or in connection with this Agreement.

10.

Waiver. Any agreement on the part of any Party to any waiver will be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights hereunder will not constitute a waiver of such rights.

11.

Specific Performance. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or conferred by Law or equity, upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (a) any defenses in any action for an injunction, specific performance or other equitable relief, including the defense that the other parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (b) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.

12.

Counterparts. This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which will be deemed an original, and all of which taken together will be considered one and the same agreement. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature will create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party will raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.

[Signatures on Following Page]

IN WITNESS WHEREOF, each of the parties has executed and delivered this Intellectual Property License Agreement as of the Closing Date.

LICENSOR:
Oncimmune Limited

By:	/s/ Adam M. Hill
	Name:	Adam M. Hill
	Title:	CEO

LICENSEE:
Biodesix, Inc.

By:	/s/ Robin Harper Cowie
	Name:	Robin Harper Cowie
	Title:	CFO